As filed with the Securities and Exchange Commission on January 18, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________

Yuma Energy, Inc.
(Exact name of registrant as specified in its charter)
__________

Delaware	94-0787340
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1177 West Loop South, Suite 1825
Houston, Texas 77027
 (Address of Principal Executive Offices)(Zip Code)
__________

Yuma Energy, Inc. 2014 Long-Term Incentive Plan as assumed by Yuma Energy, Inc., effective October 26, 2016
Yuma Energy, Inc. 2011 Stock Option Plan as assumed by Yuma Energy, Inc., effective October 26, 2016
Yuma Energy, Inc. 2006 Equity Incentive Plan, as assumed by Yuma Energy, Inc., effective October 26, 2016
(Full title of the plan)
__________

Sam L. Banks
President and Chief Executive Officer
1177 West Loop South, Suite 1825
Houston, Texas 77027
(713) 968-7000
 (Name, address and telephone number, including area code, of agent for service)
__________

The Commission is requested to send copies of all communications to:
Reid A. Godbolt, Esq.
Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, Colorado 80202
Telephone: (303) 573-1600
Facsimile: (303) 573-8133
__________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to beregistered (1)	Proposed maximumoffering price per share (2)	Proposed maximumaggregate offering price	Amount ofregistration fee
Common Stock, $0.001 Par Value	2,312,418(3)	$3.10	$7,168,496	$831
Common Stock, $0.001 Par Value	2,878(4)	$3.10	$8,922	$1
Common Stock, $0.001 Par Value	5,000(5)	$3.10	$15,500	$2
Total	2,320,296	$3.10	$7,192,918	$834

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.001 par value per share (“Common Stock”), of Yuma Energy, Inc., a Delaware corporation (the “Registrant”), as may be issued as a result of stock splits, stock dividends, recapitalizations, and similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act on the basis of the average of the high and low prices of the Common Stock on the NYSE MKT on January 12, 2017, a date within five business days prior to filing.

(3)
Represents restricted stock awards and stock appreciation rights granted under the Yuma Energy, Inc., a California corporation (“Yuma California”) 2014 Long-Term Incentive Plan and future awards granted thereunder, as assumed by the Registrant, effective October 26, 2016 (the “2014 Plan”), pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of February 10, 2016 and as amended September 2, 2016 (the “Merger Agreement”), by and among the Registrant, Yuma California, Yuma Merger Subsidiary, Inc., a Delaware corporation, and Davis Petroleum Acquisition Corp., a Delaware corporation.

(4)
Represents restricted stock awards granted under the Yuma California 2011 Stock Option Plan, as assumed by the Registrant, effective October 26, 2016 (the “2011 Plan”), pursuant to the Merger Agreement.

(5)
Represents stock option awards granted under the Yuma California 2006 Equity Incentive Plan, as assumed by the Registrant, effective October 26, 2016 (the “2006 Plan”), pursuant to the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees of Yuma Energy, Inc., a Delaware corporation (the “Registrant”), as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

●
the Registrant’s prospectus filed on September 22, 2016 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-4, as amended (File No. 333-212103), which contains audited financial statements of the latest fiscal year for which such statements have been filed for Yuma Energy, Inc., a California corporation, and Davis Petroleum Acquisition Corp., a Delaware corporation;
●
the Registrant’s Current Reports on Form 8-K filed with the Commission on November 1, 2016, November 2, 2016, and December 22, 2016, and on Form 8-K/A filed on November 3, 2016, January 9, 2017 and January 18, 2017; and
●
the description of the Registrant’s common stock which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37932) filed with the Commission on October 25, 2016 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents which the Registrant files with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information furnished rather than filed) after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents, provided that, unless specifically stated to the contrary, documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into or otherwise included in this Registration Statement. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s amended and restated certificate of incorporation (the “Certificate”) contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●
any breach of their duty of loyalty to the Registrant or its stockholders;
●
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
●
any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Registrant’s amended and restated bylaws (the “Bylaws”) provide that the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Registrant has entered into indemnification agreements with each of its directors and executive officers that are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in the Certificate, Bylaws and in indemnification agreements that the Registrant has entered into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Registrant’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees or other agents or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by it to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed as part of or incorporated by reference into this Registration Statement:

Exhibit Number	Exhibit Title

4.1
Amended and Restated Certificate of Incorporation of the Registrant (included as Exhibit 3.2 of the Current Report on Form 8-K filed by the Registrant on November 1, 2016 and incorporated by reference herein).

4.2
Certificate of Designation of the Series D Convertible Preferred Stock of the Registrant (included as Exhibit 3.3 of the Current Report on Form 8-K filed by the Registrant on November 1, 2016 and incorporated by reference herein).

4.3	Amended and Restated Bylaws of the Registrant (included as Exhibit 3.4 of the Current Report on Form 8-K filed by the Registrant on November 1, 2016 and incorporated by reference herein).

4.4
Yuma Energy, Inc. 2014 Long-Term Incentive Plan (included as Exhibit 10.6 of the Current Report on Form 8-K filed by Yuma Energy, Inc., a California corporation (SEC File No. 001-32989), on September 16, 2014 and incorporated by reference herein).

4.4(a)
Amendment to the Yuma 2014 Long-Term Incentive Plan dated October 26, 2016 (included as Exhibit 10.8(a) of the Current Report on Form 8-K filed by the Registrant on November 1, 2016 and incorporated by reference herein).

4.5
The Yuma Companies, Inc. 2011 Stock Option Plan (included as Exhibit 10.5 of the Current Report on Form 8-K filed by Yuma Energy, Inc., a California corporation (SEC File No. 001-32989), on September 16, 2014 and incorporated by reference herein).

4.6
Yuma Energy, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 filed by Yuma Energy, Inc., a California corporation (SEC File No. 001-32989), on July 21, 2011 and incorporated by reference herein).

5.1*	Opinion of Jones & Keller, P.C.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Netherland, Sewell & Associates, Inc.

23.4*	Consent of Jones & Keller, P.C. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereof).
__________________
* Filed herewith.

Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 18, 2017.

YUMA ENERGY, INC. (the “Registrant”)

By:	/s/ Sam L. Banks
Sam L. Banks
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sam L. Banks and James J. Jacobs as his true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sam L. Banks	Director, President and Chief Executive Officer (Principal Executive Officer)	January 18, 2017
Sam L. Banks

/s/ James J. Jacobs	Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial Officer and Principal Accounting Officer)	January 18, 2017
James J. Jacobs

/s/ Richard K. Stoneburner	Director	January 18, 2017
Richard K. Stoneburner

/s/ James W. Christmas	Director	January 18, 2017
James W. Christmas

/s/ Frank A. Lodzinski	Director	January 18, 2017
Frank A. Lodzinski

/s/ Neeraj Mital	Director	January 18, 2017
Neeraj Mital

/s/ J. Christopher Teets	Director	January 18, 2017
J. Christopher Teets

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title

4.1
Amended and Restated Certificate of Incorporation of the Registrant (included as Exhibit 3.2 of the Current Report on Form 8-K filed by the Registrant on November 1, 2016 and incorporated by reference herein).

4.2
Certificate of Designation of the Series D Convertible Preferred Stock of the Registrant (included as Exhibit 3.3 of the Current Report on Form 8-K filed by the Registrant on November 1, 2016 and incorporated by reference herein).

4.3	Amended and Restated Bylaws of the Registrant (included as Exhibit 3.4 of the Current Report on Form 8-K filed by the Registrant on November 1, 2016 and incorporated by reference herein).

4.4
Yuma Energy, Inc. 2014 Long-Term Incentive Plan (included as Exhibit 10.6 of the Current Report on Form 8-K filed by Yuma Energy, Inc., a California corporation (SEC File No. 001-32989), on September 16, 2014 and incorporated by reference herein).

4.4(a)
Amendment to the Yuma 2014 Long-Term Incentive Plan dated October 26, 2016 (included as Exhibit 10.8(a) of the Current Report on Form 8-K filed by the Registrant on November 1, 2016 and incorporated by reference herein).

4.5
The Yuma Companies, Inc. 2011 Stock Option Plan (included as Exhibit 10.5 of the Current Report on Form 8-K filed by Yuma Energy, Inc., a California corporation (SEC File No. 001-32989), on September 16, 2014 and incorporated by reference herein).

4.6
Yuma Energy, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 filed by Yuma Energy, Inc., a California corporation (SEC File No. 001-32989), on July 21, 2011 and incorporated by reference herein).

5.1*	Opinion of Jones & Keller, P.C.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Netherland, Sewell & Associates, Inc.

23.4*	Consent of Jones & Keller, P.C. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereof).
__________________
* Filed herewith.